Exhibits 5 and 23.1

Pauline A. Candaux Chief Counsel Corporate and Financial Law	[CIGNA Logo]

Routing TL48C 1601 Chestnut Street Philadelphia, PA 19192-1550 Telephone 215.761.6242 Fascimile 215.761.8648

August 8, 2003

CIGNA Corporation
One Liberty Place
1650 Market Street
Philadelphia, PA 19192

     RE: CIGNA Long-Term Incentive Plan

Sirs:

This opinion is being delivered in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) by CIGNA Corporation (“CIGNA”) on or about August 8, 2003 with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended. Pursuant to the Registration Statement, CIGNA is registering 10,000,000 shares of its Common Stock, par value $0.25 per share (the “Shares”), for issuance under the terms and conditions of the above-referenced plan (“Plan”). The Registration Statement also covers an equal number of Rights to Purchase Junior Participating Preferred Stock, Series D (the “Rights”), which are attached to the Shares.

As Chief Counsel, Corporate and Financial Law, for CIGNA, I am familiar with the Certificate of Incorporation and the By-Laws of CIGNA, and with the terms of the Plan. I have also examined, or caused to be examined, such certificates, documents and instruments (including minutes of proceedings of CIGNA’s Board of Directors) and have made, or caused to be made, such further investigation, as I have deemed necessary or appropriate in connection with this opinion.

Based upon the foregoing, it is my opinion that the Shares (together with the attached Rights), when duly issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the appearance of my name in the Registration Statement under the caption “Interests of Named Experts and Counsel”.

Very truly yours,

/s/ Pauline A. Candaux
     Chief Counsel
     Corporate and Financial Law